Exhibit 99.1

CONSENT OF INDEPENDENT VALUER

We hereby consent to the reference to our name and the description of our role in the valuation process of any properties owned by Cole Credit Property Trust V, Inc. and its subsidiaries (collectively, the “Company”) referred to in the Company’s Post-effective Amendment No. 3 to the Company’s Registration Statement on Form S-11 dated April 17, 2018 (Commission File No. 333-215274).

In giving such consent, we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

April 17, 2018	/s/ Duff & Phelps, LLC
Duff & Phelps, LLC